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             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549

                         -----------

                           FORM 8-K

                        CURRENT REPORT


            Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934


                Date of Report:  May 19, 1998
              (Date of earliest event reported)


               JOHN DEERE CAPITAL CORPORATION
     (Exact name of registrant as specified in charter)

                          DELAWARE
       (State or other jurisdiction of incorporation)

                            1-6458
                    (Commission File Number)

                           36-2386361
               (IRS Employer Identification No.)

                           Suite 600
                 First Interstate Bank Building
                      1 East First Street
                      Reno, Nevada  89501
     (Address of principal executive offices and zip code)

                        (702) 786-5527
     (Registrant's telephone number, including area code)

    ------------------------------------------------------
(Former name or former address, if changed since last report.)


                      Page 1 of 4 pages.
            The Exhibit Index appears at Page 4.




















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Item 5.     Other Information Events.


JOHN DEERE CAPITAL CORPORATION

    The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market. John Deere Capital Corporation's net income was $32.9 million in the second quarter and $63.5 million for the first six months of 1998 compared with $29.0 million and $58.7 million for the same periods last year. The 1998 second quarter and year-to-date results benefited from gains of $10.3 million on sales of recreational vehicle retail notes and higher income from a 12 percent increase in the average balance of receivables and leases financed during the first six months. These results were partially offset by narrower financing spreads, higher write-offs of receivables and higher operating expenses.

    Net receivables and leases financed by John Deere Capital Corporation were $6.812 billion at April 30, 1998, compared with $6.146 billion one year ago. The increase resulted from acquisitions exceeding collections during the last 12 months, partially offset by the previously mentioned sales of recreational vehicle retail notes and other retail note sales during the same period. Receivable and lease acquisition volumes during the first six months increased 12 percent compared with the same period last year. Net receivables and leases administered, which include receivables previously sold, totaled $7.790 billion at April 30, 1998 compared with $6.866 billion at April 30, 1997.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (c)     Exhibits

               (99) Press release and additional information of Deere & Company.


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                          Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                              JOHN DEERE CAPITAL CORPORATION



                              By:     /s/ Frank S. Cottrell
                                     ----------------------------
                                     Frank S. Cottrell, Secretary


Dated:  May 19, 1998



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                          Exhibit Index



                                                      Sequential
Number and Description of Exhibit                     Page Number


(99)  Press release and additional information of         --
      Deere & Company (Incorporated by reference to Deere & Company Current Report on Form 8-K dated May 19, 1998, file number 1-4121).




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